UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Comstock Holding Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COMSTOCK HOLDING COMPANIES, INC.

April 30, 2019

Dear Fellow Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Comstock Holding Companies, Inc. (the “Company”) to be held at 10:00 a.m. local time, on June 19, 2019, in the Conference Center at Reston Station, located at 1900 Reston Metro Plaza, Reston, Virginia 20190.

In early 2018 we announced plans to transform our Company by winding down our on-balance sheet, for-sale, homebuilding operation, while launching our commercial real estate development, asset management, and development supply-chain service platform. I am pleased to report that we have accomplished our objective and that as a result of a recently completed series of transformative transactions, we have also significantly enhanced our balance sheet and positioned our Company for greater financial stability, profitability, and growth. These transformative transactions complete our exit from for-sale homebuilding, and provides the Company with growth capital while creating a simplified, clean and investable balance sheet. Additionally, we have replaced the cost-plus Master Asset Management Agreement that was effective January 1, 2018 (the “2018 AMA”) with the Amended and Restated Asset Management Agreement (the “2019 AMA”) that increases Comstock’s revenue opportunities related to the development and management of the commercial real estate assets covered by the 2019 AMA.

To support our new strategy, we have reshaped our management team, recruiting top tier talent that enhances Comstock’s commercial real estate asset management capabilities, while also creating new operating subsidiaries and strategic partnerships that provide additional revenue generating opportunities for the Company. Comstock now has the ability to generate revenues from multiple sources, including; Real Estate Asset Management, Commercial Property Management, Residential Property Management, Capital Markets Consulting, Origination of Debt and Equity Facilities, Environmental Consulting, and Environmental Remediation. While the 2019 AMA provides a reliable source of revenue for an extended period of time, the additional fee-based services are designed to increase revenue and contribute to bottom line results.

Our management team is working diligently to build on our recent accomplishments and is committed to driving sustainable results capable of enhancing shareholder value. We are focused on perfecting and growing each part of our business in a thoughtful and measured way, while also seeking to significantly increase assets under management. I am confident that our new source of growth capital will enhance our ability to accomplish these objectives and I look forward to sharing details of the progress we make with our fully transformed operating platform.

Members of the Company’s management team will be in attendance at the upcoming annual stockholders meeting to answer questions about the Company’s new business platform and strategy. Additionally, on or before the June 19, 2019 stockholder’s meeting, an updated Investor Presentation will be available at: www.ComstockHolding.com.

At the annual meeting, stockholders of record as of May 17, 2019 will be asked to: (i) elect two directors, each serving for a three-year term expiring at the 2022 annual meeting of stockholders, or until their successors are duly elected and qualified, or until their earlier resignation or removal; (ii) ratify the appointment of our independent registered public accounting firm for 2019; (iii) approve, on a non-binding, advisory basis, the 2018 compensation of our named executive officers (referred to as a “say-on-pay” vote); (iv) approve, on a non-binding, advisory basis, the frequency of future advisory votes to approve the compensation of our named executive officers; and (v) transact any other business that may come before the stockholders of Company that are in attendance. Details regarding the matters to be acted upon at the annual meeting appear in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Our Board of Directors unanimously recommends that stockholders vote in favor of each of these proposals.

If you do not you plan to attend the annual meeting, we urge you to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If after submitting your proxy, you decide to attend the annual meeting in person or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting by written proxy simply ensures your representation at the annual meeting if you do not attend in person.

Thank you for your continued support of Comstock. I hope to see you at the annual meeting.

Very truly yours,

Christopher Clemente
Chief Executive Officer and Chairman

COMSTOCK HOLDING COMPANIES, INC.

1886 Metro Center Drive, 4th Floor

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 19, 2019

The Annual Meeting of Stockholders of Comstock Holding Companies, Inc., a Delaware corporation, will be held at 10:00 a.m. local time, on June 19, 2019, at the second floor conference center at Reston Station, located at 1900 Reston Metro Plaza, 2nd Floor, Reston, Virginia 20190, for the following purposes:

1. To elect two directors to each serve for a three-year term expiring at the 2022 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal;

2. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3. To cast a non-binding, advisory vote to approve the 2018 compensation of our named executive officers;

4.To cast a non-binding, advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers; and

5. To transact any other business that may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on May 17, 2019 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy card.

Sincerely,

Reston, Virginia	Jubal R. Thompson
April 30, 2019	General Counsel and Secretary

COMSTOCK HOLDING COMPANIES, INC.

1886 Metro Center Drive, 4th Floor

Reston, Virginia 20190

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Comstock Holding Companies, Inc., a Delaware corporation (the “Company” or “us”), by our Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders to be held on June 19, 2019 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at the second floor conference center at Reston Station, located at 1900 Reston Metro Plaza, 2nd Floor, Reston, Virginia 20190. If you need directions to the meeting, please contact Judy Whitaker at 703-883-1700.

This proxy statement and form of proxy are first being mailed on or about May 23, 2019 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on May 17, 2019, which we have set as the record date, are entitled to notice of and to vote at the meeting. On April 30, 2019, there were issued and outstanding 3,663,843 shares of our Class A common stock and 220,250 shares of our Class B common stock and it is expected that the same number of shares will be outstanding on the record date. Each holder of our Class A common stock voting at the meeting, either in person or by proxy, may cast one vote per share of Class A common stock held on all matters to be voted on at the meeting. Each holder of our Class B common stock voting at the meeting, either in person or by proxy, may cast 15 votes per share of Class B common stock held on all matters to be voted on at the meeting.

The meeting will be held only if there is a quorum present. A quorum exists only if the holders of a majority of the voting power of the issued and outstanding stock of the Company and entitled to vote at the meeting are present in person or represented by proxy at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Under the rules of the New York Stock Exchange, on certain routine matters, brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers, so- called “broker non-votes.” In instances where brokers are prohibited from exercising discretionary authority, the shares they hold are not included in the vote totals.

At the meeting, only Proposal 2, the ratification of the appointment of our independent registered public accounting firm, is considered a routine matter. Brokers will be prohibited from exercising discretionary authority with respect to Proposal 1, the election of directors, Proposal 3, the non-binding, advisory vote to approve the 2018 compensation of our named executive officers, and Proposal 4, the non-binding, advisory vote to recommend the frequency of future advisory votes to approve the compensation of our named executive officers. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted in Proposals 1, 3 and 4, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the meeting. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters.

Voting Requirements

For Proposal 1, a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors will be required to elect each of the two director nominees to each serve for a three-year term expiring at the 2022 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal. Stockholders may vote “for” all of the director nominees, “withhold” authority to vote for all of the nominees or “withhold” authority to vote for any individual nominee but vote for another nominee.

For Proposal 2, the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote on the matter, present and voting, in person or represented by proxy at the meeting, will be required.  Stockholders may vote “for,” “against” or “abstain” from voting on Proposal 2. An abstention will have the effect as a vote “against” this proposal.

For Proposal 3, the non-binding, advisory vote to approve the 2018 compensation of our named executive officers, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote on the matter, present and voting, in person or represented by proxy at the meeting, will be required. Voting for Proposal 3 is being conducted on a nonbinding, advisory basis and, therefore, the voting results will not be binding on the Company, our Board or our Compensation Committee although our Compensation Committee and Board will consider the results of the voting on this proposal for future executive compensation decisions.  Stockholders may vote “for,” “against” or “abstain” from voting on Proposal 3. An abstention will have the effect as a vote “against” this proposal.

For Proposal 4, the non-binding, advisory vote to recommend the frequency of future advisory votes to approve the compensation of named executive officers, stockholders may vote to recommend that future advisory votes on executive compensation should occur every year, every two years or every three years.  The frequency option that receives the most votes meeting is the one that will be deemed approved by the stockholders. Voting on Proposal 4 is being conducted on a non-binding, advisory basis, and, therefore, the voting results will not be binding on the Company, our Board or our Compensation Committee, although our Compensation Committee and Board will consider the results of the voting on this proposal for future advisory votes on executive compensation.  Stockholders may vote “One Year,” “Two Years,” “Three Years,” or “abstain,” on Proposal 4. An abstention will not have any effect on the outcome of this proposal.

Whether or not a person plans to attend the meeting, such person may vote by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. If a person attends the meeting, they may vote in person even if such person had previously returned a proxy card.

Voting of Proxies

When a proxy card is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each of the director nominees set forth in this proxy statement, (2) “for” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, (3) “for” the non-binding, advisory vote to approve the 2018 compensation of our named executive officers and (4) “One Year” for the non-binding, advisory vote to recommend the frequency of future advisory votes to approve the compensation of our named executive officers.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

This solicitation is being made by us and will be paid for by the Company. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without compensation for the solicitation.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2020 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, by the Securities and Exchange Commission (“SEC”) must be received at our principal executive offices not later than January 24, 2020, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under our bylaws, stockholders who wish to submit a proposal at the 2020 annual meeting, other than one that will be included in our proxy statement, must deliver such proposal to the Secretary our principal executive offices between February 20, 2020 and March 21, 2020, unless the date of the 2020 annual meeting of the stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2019 annual meeting. If a stockholder who wishes to present a proposal fails to notify us in the appropriate time frame and such proposal is brought before the 2020 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2020 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Comstock Holding Companies, Inc., 1886 Metro Center Drive, 4th Floor, Reston, Virginia 20190, Attention: Corporate Secretary.

We will provide, without charge, additional copies of our annual report on Form 10-K for the year ended December 31, 2018 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in our Annual Report on Form 10-K will also be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s secretary at our principal executive office set forth in this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2019

This proxy statement and our 2018 Annual Report on Form 10-K to stockholders are available at www.comstockcompanies.com/proxymaterial.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our Amended and Restated Certificate of Incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board. Presently, the number of directors is fixed at eight, and there is currently one vacancy on our Board. Our Board is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Christopher Clemente and Joseph M. Squeri are in the class of directors whose terms expire at the 2019 annual meeting of stockholders, and Messrs. Clemente and Squeri have each been nominated by our Board for re-election at the meeting each for a three-year term expiring at the 2022 annual meeting of stockholders. David M. Guernsey, James A. MacCutcheon and Robert P. Pincus are in the class of directors whose term expires at the 2021 annual meeting of stockholders. Norman D. Chirite and Socrates Verses are in the class of directors whose term expires at the 2020 annual meeting of stockholders.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board recommends a vote “FOR” each of the nominees named in this proxy statement.

Nominees Standing for Election in 2019

Christopher Clemente, 60, has been a member of our Board since May 2004. He founded the Company in 1985 and since 1992 he has served as our Chairman and Chief Executive Officer. Mr. Clemente has over 25 years of experience in all aspects of real estate development and homebuilding, and over 30 years of experience as an entrepreneur. The Board believes that Mr. Clemente’s position as our Chief Executive Officer, his success as an entrepreneur and his depth of skill and experience in real estate development and homebuilding qualifies him to serve as a member of our Board and supports his re-election to our Board.

Joseph M. Squeri, 53, is our Executive Vice President of Strategy and Corporate Development since January 2017 and has been a member of our Board since October 2015. Since January 2017, he has served as President of CDS Capital Management, LC, an acquisition and investment company, and from November 2015 to December 2016, served as the Managing Director with SunBridge Capital Management, LLC, a private investment management firm supported by the Bainum family, a prominent Washington, DC, family with investment interests that include Choice Hotels International (NYSE: CHH) and the Company. Mr. Squeri previously served as the Chief Financial Officer of the Company from August 2010 through November 2015. From October 2008 through August 2010, Mr. Squeri served as the Executive Vice President-Chief Financial Officer and Treasurer of Federal Realty Investment Trust (NYSE: FRT) with responsibility for capital markets, financial reporting and investor relations functions. Mr. Squeri is a certified public accountant. The Board believes that Mr. Squeri’s significant executive-level and corporate finance experience, together with his experience at the Company, qualifies him to serve as a member of our Board and supports his re-election to our Board.

Continuing Directors with Terms expiring in 2020

David M. Guernsey, 71, has been a member of our Board since December 2004 and is a member of the Audit Committee and Compensation Committee. Mr. Guernsey is founder and CEO of Guernsey Office Products, Inc., one of the largest independent office products dealers in the United States. Mr. Guernsey is on the National Board of The National Federation of Independent Business (NFIB) serving as Chairman. Mr. Guernsey has served on the board of Virginia Commerce Bancorp, Inc. since 1989, currently serving as Chairman. Mr. Guernsey currently serves on the Board of the Fairfax County Public Schools Foundation and on the Board of the Northern Virginia Chamber of Commerce.  The Board believes that Mr. Guernsey’s extensive experience with public companies, broad management and market expertise and his success as an entrepreneur qualifies him to serve as a member of our Board.

James A. MacCutcheon, 67, has been a member of our Board since December 2004 and is a member and Chairman of the Audit Committee. Mr. MacCutcheon is a private investor and advisor to public and private businesses. Mr. MacCutcheon served on the Board of Directors of SunBridge Capital Management, LLC from 2008 to April 2014 and served as the President and Chief Executive Officer of Sunburst Hospitality Corporation from September 2000 until July 2007. The Board believes that Mr. MacCutcheon’s executive management, financial and public accounting experience, across a variety of industries, adds significant value and diversity of experience to our Board and qualifies him to serve as a member of our Board.

Robert P. Pincus, 72, has been a member of our Board since June 2005 and is a member of the Audit Committee. Mr. Pincus served as Vice Chairman of EagleBank and Eagle Bancorp, a community business bank located in Bethesda, Maryland, from 2008 through 2017. Prior to joining EagleBank in August 2008, upon the acquisition of Fidelity & Trust Financial Corporation and its wholly owned subsidiary, Fidelity & Trust Bank (“F&T Bank”), Mr. Pincus served as Chairman of F&T Bank from 2005. He presently serves as Chairman of the Board of Blackstreet Capital Partners, LP and Chairman of Milestone Merchant Partners, LLC. Mr. Pincus has previously been acknowledged by the business community in the metropolitan Washington area as Entrepreneur of the Year, Washingtonian of the Year and was elected to the Washington Business Hall of Fame.  The Board believes that Mr. Pincus’ wealth of experience in commercial and investment banking qualifies him to serve as a member of our Board.

Continuing Directors with Terms expiring in 2021

Norman D. Chirite, 57, has been a member of our Board since March 2006 and is a member of the Compensation Committee. Since October 2006, Mr. Chirite has served as Managing Director for RedZone Capital Management Company, a private investment management company. Mr. Chirite has served on the Boards of numerous public and private organizations in the United States and Canada.  He currently serves as a Director of Logen Corporation and K2 Pure Inc., and as an Operating Partner of Centre Partners Management LLC.  The Company believes that Mr. Chirite’s extensive background in business and in corporate and securities law qualifies him to serve as a member of our Board.

Socrates Verses, 59, has been a member of our Board since June 2005 and is a member and Chairman of the Compensation Committee. Since 2009, Mr. Verses has served as the Chief Executive Officer of Netcordant, Inc., formerly known as Codekko Software, a web application optimization company, and co-Chief Executive Officer of MDA360, a data analytics company. Mr. Verses was the President and Chief Executive Officer of Realeum, Inc., a property management and business integration software company, from 2001-2008. The Company believes Mr. Verses’ extensive executive- level experience in technology and business development qualifies him to serve as a member of our Board.

Information Relating to Corporate Governance and the Board

Our Board has determined, after considering all relevant facts and circumstances, that Messrs. Chirite, Guernsey, MacCutcheon, Pincus and Verses are independent under the Nasdaq listing standards and the rules and regulations promulgated by the SEC. Messrs. Clemente and Squeri do not qualify as independent because they are currently officers of the Company.

Our bylaws authorize our Board to designate one or more committees, each consisting of one or more directors of the Company. Our Board has established two standing committees: an Audit Committee and a Compensation Committee. The Board does not have a standing nominating committee. It is the Board’s view, given its relatively small size and majority of independent directors, that it is appropriate for it to select or recommend director nominees itself. Each director has the opportunity to suggest a nominee and such suggestions are comprehensively reviewed by the independent directors. Director nominees are recommended for selection by the Board by a majority of the independent directors. Prospective members of the Board must be qualified individuals who, if added to the Board, would provide the mix of sound business judgment, business experience, corporate perspectives and skills appropriate for the Company. Criteria for selection of candidates include, but are not limited to: (i) business and financial acumen, as determined by the independent directors in their discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience with and knowledge of corporate governance practices, and (v) expertise in areas relevant to us. Although we do not have a formal diversity policy, the Board considers, among other attributes, diversity of gender, race, ethnicity and religion, professional experience and skills of the director candidates. Such persons should not have commitments that would conflict with the time commitments of being one of our directors.

The Board does not have a specific policy for consideration of nominees recommended by security holders because a significant degree of voting control relative to the Company’s outstanding equity securities is maintained by Mr. Clemente, a current executive officer and director. However, security holders can recommend a prospective nominee for the Board by writing to our corporate secretary at our executive offices and providing the information required by our bylaws, along with any additional supporting materials the security holder considers appropriate. The Board will consider and evaluate nominees suggested by security holders using the criteria described above. There have been no nominees recommended by our stockholders for the 2019 annual meeting.

In addition to the above procedure, our bylaws provide that a stockholder may propose a director candidate to be considered and voted on at an annual meeting of stockholders by providing notice thereof to our corporate secretary not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date of the previous years’ annual meeting. This notice provided by a stockholder to our corporate secretary must set forth certain information relating to the proposed nominee as required by our bylaws. The chairman of the meeting will determine whether a nomination set forth by such stockholder is in accordance with the procedures set forth in the bylaws and may determine that such nomination is defective and therefore should be disregarded.

We pay no fees to third parties for evaluating or identifying potential nominees.

Our Board has adopted charters for the Audit and Compensation Committees describing the authority and responsibilities delegated to each committee by the Board. Our Board has also adopted Corporate Governance Guidelines, a Code of Conduct, a Code of Ethics for the CEO and Senior Financial Officers, and a Whistleblower Policy. We post on our website, at www.comstockcompanies.com, the charters of our Audit and Compensation Committees, our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for the CEO and Senior Financial Officers, and Whistleblower Policy, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC regulations or the Nasdaq Market Rules. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Interested parties may communicate with our Board or specific members of our Board, including our independent directors and the members of our various Board committees, by submitting a letter addressed to the Board of Comstock Holding Companies, Inc. c/o any specified individual director or directors at 1886 Metro Center Drive, Reston, Virginia 20190. All letters received are then forwarded to the indicated directors, committees or full Board, as appropriate.

The Audit Committee

The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee also provides assistance to our Board with respect to its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our independent registered public accounting firm and internal audit function, if any. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our accounting and financial reporting processes and audits of our financial statements on behalf of our Board. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of our financial statements; reviews the proposed scope of such audit; and reviews our accounting and financial controls with the independent registered public accounting firm and our financial accounting staff.

The Audit Committee currently consists of Messrs. MacCutcheon, Guernsey and Pincus, each of whom is an independent under the Nasdaq listing standards and the rules and regulations promulgated by the SEC, including the heightened standards for Audit Committee members adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board has determined that Mr. MacCutcheon (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. MacCutcheon serves as the Chairman of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board for determination, the compensation of our Chief Executive Officer and other executive officers, and discharging the responsibilities of our Board relating to our compensation programs and compensation of our executives on an annual basis. The Compensation Committee also decides equity grants to executives under our equity incentive plans, and periodically reviews the operations of the Company’s executive compensation programs and policies. The Chief Executive Officer determines the compensation and equity grants in consultation with the Compensation Committee for all non-executive employees, but does not determine any compensation relating to the executive officers of the Company.

Under the Compensation Committee Charter, the Compensation Committee is required to have a minimum of two or more members, and currently consists of Messrs. Chirite, Guernsey, and Verses. Mr. Verses serves as Chairman of the Compensation Committee. All members of the Compensation Committee are independent under Nasdaq listing standards and the rules and regulations promulgated by the SEC.

Board and Committee Meetings

Our Board held a total of four meetings during the fiscal year ended December 31, 2018. During the fiscal year ended December 31, 2018, the Audit Committee held four meetings and the Compensation Committee held one meeting. Each director serving on the Board in 2018 attended at least 75% of the meetings of the Board (and, as applicable, committees thereof) during the year. We do not have a formal policy regarding director attendance at our annual meeting of stockholders, but encourage each of our directors to attend. All members of our Board attended the 2018 annual meeting of stockholders.

Board Leadership Structure and Role in Risk Oversight

Our Board has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer and Board committees led by independent directors. The Board believes that this leadership structure is the most effective for the Company at this time. Combining the Chairman of the Board and Chief Executive Officer roles promotes decisive leadership, fosters clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees and customers. The Board also believes there is a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors, although the Company does not have a lead independent director.

The Board believes that its current leadership structure allows the directors to provide effective oversight of the Company’s risk management strategies by receiving and approving recommendations prepared by our executive officers. The Audit Committee assists the Board in fulfilling its oversight responsibilities by periodically reviewing and making recommendations to the Board regarding the adequacy and effectiveness of the Company’s risk management and related programs and activities. Mr. Clemente, the Chairman of the Board, attends Audit Committee meetings and is appropriately positioned to include risk management issues on the agenda for Board meetings as circumstances warrant. As appropriate, the Board receives recommendations from the Chairman of the Audit Committee regarding significant risks or exposures and the steps management has taken to minimize such risks to the Company. In addition, the Audit Committee regularly communicates with the Chairman of the Compensation Committee regarding the risks within that committee’s areas of responsibility. The Company believes that this leadership structure promotes effective Board oversight of risk management because, while the Chief Executive Officer is ultimately accountable for the management of the Company’s risks, each of the Board committees actively monitors the Company’s risk management program and are provided with the information necessary to evaluate the specific risks relevant to such committee’s area of responsibility.

Compensation Risks

Management and the Compensation Committee have considered and discussed risks inherent in our business and compensation arrangements and have concluded that the risks associated with our compensation practices and policies are not likely to have a material adverse effect on the Company.

Director Compensation

In 2018, we compensated our non-employee directors with an annual retainer fee of $40,000. Our non-employee directors earned an additional $6,000 to serve on the Audit Committee and $4,000 to serve on the Compensation Committee. In addition, the chairman of the Compensation Committee, the chairman of the Audit Committee and the Audit Committee designated financial expert each earned an additional $4,000 fee. We offered our non-employee directors the option to elect to receive up to 50% of their 2018 director compensation in the form of fully-vested shares of our Class A common stock. Other than pursuant to such election, we did not grant any equity awards to our directors during 2018. Employees who also serve as directors receive no additional compensation for their services as a director.

2018 Director Compensation

The following table details the compensation earned by our non-employee directors in 2018:

Name	Fees Earned or Paid in Cash ($) (1)	Total ($)
James A. MacCutcheon (2)	50,000	50,000
Socrates Verses (3)(4)	48,000	48,000
David M. Guernsey (3)	47,000	47,000
Robert P. Pincus (2)	46,000	46,000
Norman D. Chirite (3)	44,000	44,000
A. Clayton Perfall (2)(5)(7)	27,000	27,000
Joseph M. Squeri (6)	—	—

(1)

Includes annual retainer, chairman and committee participation fees earned in 2018. To compensate our directors for their 2018 services, we made cash payments and/or issued them the equivalent value in shares of our Class A common stock, based on the 20-day average market closing price of the stock, on each quarterly date of election. Messrs. MacCutcheon, Verses, Guernsey, Pincus, Chirite and Perfall elected to receive 50% of the fees earned in the form of cash payments and 50% of their fees earned in the form of fully-vested shares of our Class A common stock, in the following amounts of shares: 11,300, 10,849, 10,622, 10,398, 9,945 and 6,117, respectively.

(2)	Messrs. Perfall, MacCutcheon, and Pincus served on the Audit Committee.
(3)	Messrs. Verses, Chirite and Guernsey served on the Compensation Committee.
(4)	Mr. Versus served as the chairman of the Compensation Committee.
(5)

Mr. Perfall served as the chairman and the designated financial expert of the Audit Committee through July 2018. Mr. MacCutcheon now has served as the chairman and the designated financial expert of the Audit Committee since July 2018.

(6)

Mr. Squeri has served as President of CDS Capital Management, LC, an entity wholly owned by the Company, and as an employee who also serves as a director, did not receive additional compensation for his services as a director in 2018.

(7)	Mr. Perfall is no longer on the Board as of July 2018.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO USA, LLP (“BDO”), an independent registered public accounting firm, audited our consolidated financial statements for the fiscal years ended December 31, 2018 and December 31, 2017.

Our organizational documents do not require that our stockholders ratify the appointment of BDO as our independent registered public accounting firm. However, we are submitting the appointment of BDO to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain BDO. We anticipate that representatives of BDO will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2019.

The aggregate fees billed for the fiscal years ended December 31, 2018 and 2017 are as follows:

	2018	2017
Audit Fees (1)	344,495	$337,700
Audit Related Fees (2)	35,000	—
Total	379,495	$337,700

(1)	Fees incurred for annual audit and quarterly reviews.
(2)	Fees incurred relating to the CGF I & II conversion.

The charter of the Audit Committee provides that the duties and responsibilities of the Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. All pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations. To the extent deemed appropriate, the Audit Committee may delegate pre- approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide the details associated with the particular service to be provided.

All of the services provided by BDO described above under the captions “Audit Fees” and “Audit Related Fees” were approved by our Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audit of its financial statements, including the performance and compensation of the Company’s independent auditor. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal controls procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal years December 31, 2018 and 2017 with management. The Audit Committee also reviewed with BDO USA, LLP, the Company’s independent registered public accounting firm, the results of its audits. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by generally accepted auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (including Auditing Standard No. 1301 (Communications with Audit Committees). This discussion included, among other things, a review with the independent registered public accounting firm of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies and practices used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with BDO USA, LLP its independence from management and the Company. The Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee also has discussed with the independent registered public accounting firm its independence from the Company and has considered whether the provision of any non-audit services to the Company is compatible with the independence of the registered public accounting firm. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The Audit Committee also approved the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

Respectfully submitted by the Audit Committee,

James A. MacCutcheon, Chair
David M. Guernsey
Robert P. Pincus

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires that we provide our stockholders a non-binding, advisory vote to approve the compensation of our named executive officers.

The Compensation Committee will review and consider the results of the vote carefully. Depending upon the results of that review, the Compensation Committee will take such action, if any, as it deems appropriate. Because this vote is advisory, it is not binding on the Company, the Compensation Committee or the Board of Directors.

Before you vote on the resolution below, please read the “Summary Compensation Table” together with the related narrative disclosure and footnotes in this proxy statement. Our Board is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables, is hereby APPROVED.”

Our executive compensation program is comprised principally of salary and, from time to time, equity and cash bonus, designed to align compensation of our executives with stockholder value and financial performance and to achieve a balanced package that would attract and retain highly qualified senior officers and appropriately reflect each such officer’s individual performance and contributions. The Company regularly reviews its compensation programs and the overall compensation package paid to each of its executive officers to assess risk and to ensure that the program is structured appropriately in order to attain the Company’s strategic goals.

For the above reasons, the Board of Directors is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will consider the outcome of the vote, among other factors, when determining future compensation arrangements for our executive officers. Following the vote at the 2019 annual meeting, the next advisory vote on executive compensation will take place in 2020.

The Board recommends a vote “FOR” this proposal.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES

TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires that we provide our stockholders a non-binding, advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers.  Accordingly, we are asking our stockholders to indicate, on a non-binding, advisory basis, whether they would prefer future advisory votes on the compensation of our named executive officers to occur every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board recommends that we hold future advisory votes on the compensation of our named executive officers every year. In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with real-time and direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. The Board also believes that an annual advisory vote enhances transparency and is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

As an advisory vote, this proposal is not binding on the Company, our Board, or the Compensation Committee. However, the Compensation Committee and our Board value the opinions expressed by our stockholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting the advisory vote on executive compensation.

The Board recommends a vote for “One Year” on this proposal to recommend the frequency of future advisory votes on the compensation of named executive officers.

EXECUTIVE OFFICERS

Executive Officers of the Company

Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Mr. Christopher Clemente can be found above under Proposal 1 Election of Directors):

Jubal R. Thompson, 49, has served as our General Counsel since October 1998 and our General Counsel and Secretary since December 2004. Mr. Thompson has significant experience in areas of real estate acquisitions and dispositions, real estate and corporate finance, corporate governance, mergers and acquisition and risk management.

Christopher M. Guthrie, 40, was named our Chief Financial Officer effective June 12, 2018. Prior to that, Mr. Guthrie served as Chief Financial Officer of Comstock Partners, the private company owned by Mr. Clemente. Mr. Guthrie joined the Company in 2014 and prior to joining the Company, served as Principal at Red Zone Capital where his responsibilities included management of the accounting and finance functions.

Employment Arrangements with Executive Officers

In December 2004, we entered into an employment agreement with Christopher Clemente which had an initial term of five years, with automatic one-year renewals, unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Clemente’s minimum annual salary was $550,000, subject to potential increase by our Board from time to time, and Mr. Clemente is eligible for a cash bonus of not less than 200% of his then-current salary, based upon the satisfaction of financial performance criteria. Mr. Clemente received a cash bonus of $400,000 for the year ending December 31, 2018. Mr. Clemente did not receive a cash bonus for the year ending December 31, 2017. Mr. Clemente is eligible for awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. In 2006, our Board increased the minimum annual salary payable to Mr. Clemente to $700,000. To assist the Company with meeting its obligations, beginning January 1, 2009, Mr. Clemente volunteered to have his base salary reduced to $548,000. On January 1, 2015, our Board increased the minimum annual salary payable to Mr. Clemente to $598,000. To assist the Company with meeting its obligations, beginning December 1, 2015, Mr. Clemente volunteered to have his base salary reduced to $400,000. Mr. Clemente did not receive any equity awards in 2018 or 2017. Mr. Clemente’s compensation is further detailed in the “Summary Compensation Table” below.

Mr. Clemente has agreed not to compete with us during the term of his employment and for two years after the termination of his employment. Mr. Clemente’s employment agreement and non-competition agreement allows him to engage in the following permitted business activities: (i) development of commercial or for-rent residential (such as apartment buildings) real estate investment properties; (ii) development of speculative land holdings as residential lots intended for construction of for-sale residential dwellings, provided, however, that any such development by any entity in which Mr. Clemente has a controlling interest or decision-making power, must first be offered to the Company at a fair market value price; and (iii) secured real estate lending to unrelated third parties. In addition, Mr. Clemente has agreed not to (x) engage in any for-sale residential construction activities in any of our then existing markets or in any market that we then plan to enter within six months; or (y) solicit our employees or certain other third parties for 24 months.

In August 2006, we entered into an employment agreement with Jubal R. Thompson, our General Counsel and Secretary, which agreement had an initial term of three years with automatic one-year renewals unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Thompson’s minimum annual salary was originally $200,000, subject to potential increase by the Board from time to time. Pursuant to the original employment agreement, Mr. Thompson was eligible to receive a cash bonus of not less than 75% of his then-current salary, based upon the satisfaction of certain performance criteria. In 2010, our Board increased the minimum annual salary payable to Mr. Thompson to $250,000. Mr. Thompson is entitled to receive an annual cash bonus of up to fifty percent (50%) of his minimum annual salary based upon the satisfaction of certain performance criteria, also subject to potential increase by the Board from time to time. Mr. Thompson is also eligible to receive awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. Effective January 1, 2015, our Board increased the minimum annual salary payable to Mr. Thompson to $300,000. Effective January 1, 2019, our Board increased the minimum annual salary payable to Mr. Thompson to $350,000.

Mr. Thompson received a cash bonus of $222,000 in 2018 and did not receive any cash bonus in 2017. Mr. Thompson received equity awards in 2017 as further detailed in the “Summary Compensation Table” below.

We do not have an employment agreement with Christopher M. Guthrie, our Chief Financial Officer.

SUMMARY COMPENSATION TABLE

Because the Company qualifies as a “smaller reporting company,” under SEC rules, only our chief executive officer and next two highest paid executive officers who were serving as executive officers at the end of the last completed fiscal year are considered “named executive officers” for purposes of this proxy statement. The following table sets forth the compensation paid to the Company’s named executive officers for the fiscal years ended December 31, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Total ($)
Christopher Clemente	2018	400,000	400,000	—	800,000
Chairman of the Board and Chief Executive Officer (CEO)	2017	400,000	—	—	400,000
Jubal R. Thompson	2018	300,000	222,000	—	522,000
General Counsel	2017	300,000	—	191,100	491,100
Christopher Guthrie	2018	175,000	150,000	—	325,000
Chief Financial Officer (3)	2017	—	—	—	—

(1)	No discretionary cash awards were made by the Board in the fiscal years ended December 31, 2017.
(2)

Mr. Thompson was granted 32,500 options in 2017 at an exercise price per share of $2.14. Mr. Thompson was granted 65,000 shares of restricted stock in 2017. This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (excluding forfeiture estimates) for such grants of options and restricted stock. The methodologies and assumptions utilized in the valuation of these options and restricted stock grants is set forth in Note 14 to our Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(3)	On June 12, 2018 Mr. Conover resigned as Chief Financial Officer of the Company and was replaced by Mr. Guthrie.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR END

The following table sets forth the equity awards held by the named executive officers as of December 31, 2018.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(4)
Christopher Clemente	3,571		—		7.63	12/11/24	—		—
	2,857	(1)	—		12.67	3/31/22	—		—
	3,000		9,000	(1) (2)	2.14	3/6/27	—		—
	—		—		—	—	9,000	(1) (3)	15,120
Jubal R. Thompson	35,714		—		4.97	2/12/20	—		—
	10,714		—		13.23	12/13/23	—		—
	3,571		—		7.63	12/11/24	—		—
	8,125		24,375	(2)	2.14	3/6/27	—		—
	—		—		—	—	65,000	(3)	81,900
Christopher M. Guthrie	—		—		—	—	—		—

(1)	Reflects stock options and awards issued to Tracy Schar, Mr. Clemente’s wife, an employee of the Company.
(2)	Options vest 25% on March 6 of each of 2018, 2019, 2020 and 2021.
(3)	Reflects shares of restricted stock that vest 25% on March 6 of each of 2018, 2019, 2020 and 2021.
(4)	Based on the closing price per share of our Class A common stock on December 31, 2018 ($1.68), the last trading day of the 2018 fiscal year.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Pursuant to Messrs. Clemente and Thompson’s employment agreements, if such executive’s employment is terminated by us without cause or if such executive resigns for good reason, as such terms are defined in the agreements, then such executive is entitled to continue to receive his then-current salary for 24 and 12 months, respectively. Messrs. Clemente and Thompson will also be entitled to receive a cash payment equal to a multiple of 100% of the bonus each would have been entitled to had he remained our employee until the end of our fiscal year (Mr. Clemente, 2x; Mr. Thompson, 1x). This cash payment will be due and payable on the earlier of (i) 90 days after our last payment of such executive’s then-current salary, or (ii) the end of the fiscal year in which the termination occurs. In the event we terminate such executive without cause or such executive resigns for good reason within the six calendar month period prior to the effective date of a change in control (as defined in the agreement) or within the 12 calendar month period following the effective date of a change in control, the cash payment will be due and payable in full within 30 days of the effective date of the change in control. In addition, Messrs. Clemente and Thompson will be entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 12 months, in the case of Mr. Clemente, or 6 months, in the case of Mr. Thompson, following their termination of employment.

If Mr. Clemente’s employment is terminated by reason of death or disability, then he is entitled to receive his then-current salary for 12 months. If Mr. Thompson’s employment is terminated by reason of death or disability, then he is entitled to receive his then-current salary for a period of 12 months or 6 months, respectively. The executives will also be entitled to any earned but unpaid bonus with respect to the fiscal year in which his death or disability occurred.

The following table describes the potential payments and benefits to which our current executive officers would be entitled upon the happening of the following events: (i) a termination without cause or resignation for good reason and (ii) death or disability. Calculations for this table are based on the assumption that the triggering event took place on December 31, 2018 and, in an event of a change of control, the Board has not exercised its discretion to accelerate the stock awards.

Name	Termination without Cause or Resignation for Good Reason (in connection with a Change of Control) ($)	Termination without Cause or Resignation for Good Reason (not in connection with a Change of Control) ($)	Death or Disability ($)(3)
Christopher Clemente	1,600,000	1,600,000	400,000
Jubal R. Thompson	450,000	150,000	300,000	(1)
Christopher M. Guthrie (2)	—	—	—

(1)

Reflects the amount Mr. Thompson’s estate would receive in the event of his death. If Mr. Thompson’s employment is terminated by reason of disability, then he is entitled to receive his then-current salary for 6 months, which is equal to $150,000.

(2)	Mr. Guthrie does not have an employment or severance agreement with the Company.
(3)	The potential payments from Death or Disability calculation does not include any applicable earned but unpaid bonus that would be payable on a pro-rated basis.

CERTAIN RELATIONSHIPS

Other than the transactions described below, from January 1, 2017 through December 31, 2018, there have not been any transaction or series of similar transactions to which we were a participant in which the amount involved exceeded $120,000 or 1% of the average of the Company’s total assets as of December 31, 2017 and December 31, 2018, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest.

We believe that all of these transactions are on terms that are comparable to or not less favorable than terms that would or could have been obtainable from unaffiliated third parties. All proposed future related party transactions will be submitted to our Board for review and will require a majority vote of the independent directors for approval. Ongoing transactions are reviewed annually to ensure that they are still comparable to or not less favorable than terms that would have or could have been obtainable from unaffiliated third parties. Our Chief Financial Officer and/or our General Counsel, assuming they are not party to the proposed transaction, coordinates with the independent directors in evaluating the fairness to us of the proposed transactions.

On December 31, 2009, the Company, through an affiliate, Comstock Property Management, L.C., entered into a three- year lease for approximately 7,620 square feet of office space for its corporate headquarters at 1886 Metro Center Drive, Reston, Virginia from Comstock Asset Management, L.C., an affiliate wholly-owned by our Chief Executive Officer, Christopher Clemente. On September 19, 2012, the Company amended the lease for an additional 2,436 square feet of office space, or a total of 10,056 square feet, for its corporate headquarters, with an effective date of July 1, 2012. Concurrent with the amendment, the Company agreed to extend the lease for five-years from the effective date. On October 1, 2016, the Company amended the lease reducing the leased space to 6,398 square feet, and extended the lease term an additional two years, with an option to extend the lease for one additional year.  The Company gave notice of its exercise of the lease option, and the lease now expires on September 30, 2019. For the years ended December 31, 2018 and 2017, total payments made under this lease agreement were $400,000 and $209,000, respectively.

On February 23, 2009, Comstock Homes of Washington, L.C., a wholly-owned subsidiary of the Company, entered into a Services Agreement with Comstock Asset Management, L.C., an entity wholly-owned by Mr. Clemente, to provide services related to real estate development and improvements, legal, accounting, marketing, information technology and additional support services. Pursuant to the Services Agreement, the Company shall not be responsible for any out-of-pocket or third party costs associated with the services provided. For the years ended December 31, 2018 and 2017, the Company billed Comstock Asset Management, L.C. $0.12 million and $1.1 million, respectively, for services and out-of-pocket expenses incurred. Revenues from this arrangement are included within ‘Revenue – asset management’ within the consolidated statement of operations set forth in our Annual Report on Form 10-K for the year ended December 31, 2018. As of December 31, 2018 and 2017, the Company was owed $0 thousand and $145 thousand, respectively, under this contract, which is included in ‘Trade receivables’ in the consolidated statement of operations set forth in our Annual Report on Form 10-K for the year ended December 31, 2018.

On June 8, 2013, the Company entered into a construction and development loan for $7,700,000 with Cardinal Bank in connection with its Yorkshire townhome condominium project in Prince William County, Virginia (the “Yorkshire Loan”). The Yorkshire Loan provides for a variable interest rate of Prime plus one half percent, with an interest rate floor of 4.5% per annum. The Yorkshire Loan is fully guaranteed by the Company, with a limited guaranty by Mr. Clemente who provided a maximum guarantee of up to $1,000,000 after the sale of 55 units in the project. The Yorkshire Loan was paid in full and the guarantee has been released in connection with the completion of sales at the project in 2017.

In December 2013, a subsidiary of the Company, Comstock Investors VIII, L.C. (“Comstock VIII”), entered into subscription agreements with certain accredited investors (“Comstock VIII Class B Members”), pursuant to which Comstock VIII Class B Members purchased membership interests in Comstock VIII for an aggregate amount of $4.0 million (the “Comstock VIII Private Placement”). In connection with the Comstock VIII Private Placement, the Company issued 102,000 warrants for the purchase of shares of the Company’s Class A common stock to the non-affiliated accredited investors, having an aggregate fair value of $131,000. The proceeds from the Comstock VIII Private Placement have been used (A) for the construction of the following projects: The Townes at HallCrest and Townes at Maxwell Square Condominium (collectively, the “Investor VIII Projects”), (B) to reimburse the Company for prior expenditures incurred on behalf of the Investor VIII Projects, and (C) for general corporate purposes of the Company. During 2016, the Company paid distributions in the amount of $3,071,000 to the Comstock VIII Class B Members. In January 2017, the Company paid distributions in the amount of $1,909,000 to the Comstock VIII Class B Members, redeeming them in full. The Comstock VIII Class B Members included unrelated third-party accredited investors along with certain related parties, who contributed as follows: $150,000 by Robert P. Pincus, director of the Company; $150,000 by Joseph M. Squeri, current officer and director of the Company; $150,000 by James A. MacCutcheon, director of the Company; $150,000 by Tracy Schar, wife of the Chief Executive Officer of the Company; $100,000 by Cornelia Benson, wife of the former President and Chief

Operating Officer of the Company; $100,000 by Judy Verses, wife of a director of the Company; $50,000 by Investor Management, L.C., an entity controlled by Gregory Benson, former President and Chief Operating Officer of the Company; and $50,000 by David M. Guernsey, director of the Company.

On December 30, 2013, the Company entered into an acquisition and construction loan for $7,169,000 with Cardinal Bank in connection with its Hallcrest project in Loudoun County, Virginia (the “Hallcrest Loan”). The Hallcrest Loan provides for a variable interest rate of Prime plus one half percent, with an interest rate floor of 4.5% per annum. The Hallcrest Loan is fully guaranteed by the Company, with a limited, step-down guaranty by Mr. Clemente who has provided a maximum guarantee of up to $2,000,000, which stepped down to $1,500,000 after the sale and settlement of 21 units, and again stepped down to $750,000 after the sale and settlement of 32 units. The Hallcrest Loan was paid in full and the guarantee has been released in connection with the completion of sales at the project in 2017.

On July 23, 2014, the Company entered into a construction and development loan for $4,730,000 with Cardinal Bank in connection with its Yorkshire single family home project in Prince William County, Virginia (the “Yorkshire II Loan”). The Yorkshire II Loan provides for a variable interest rate of Prime plus one half percent, with an interest rate floor of 4.5% per annum. The Yorkshire II Loan is fully guaranteed by the Company, with a limited guaranty by Mr. Clemente who has provided a maximum guarantee of up to $1,000,000. The Yorkshire Loan was paid in full and the guarantee has been released in connection with the completion of sales at the project in 2017.

On October 17, 2014, the Company entered into a promissory note with Comstock Growth Fund, L.C. (“CGF”) whereby CGF made a loan to the Company in the initial principal amount of $10.0 million and a maximum capacity of up to $20.0 million (the “Loan”). On December 18, 2014, the unsecured promissory note was amended and restated to provide for a maximum capacity of $25.0 million. All of the other terms of the unsecured promissory note remained the same. The Company borrowed additional principal loan amount of $6.2 million under the Amended and Restated CGF promissory note bringing the total aggregate principal amount borrowed to $16.2 million. The CGF loan has a three-year term carrying a floating interest rate of LIBOR plus 9.75% with a 10% floor. On May 23, 2018, the Company entered into a Membership Interest Exchange and Subscription Agreement (the “Membership Exchange Agreement”), together with a revised promissory note agreement, in which a note (“CGF Note”) with an outstanding principal and accrued interest balance of $7.7 million was exchanged for 1,482,300 shares of the Company’s Series C Non-Convertible Preferred Stock, par value $0.01 per share and a stated liquidation value of $5.00 per share (the “Series C Preferred Stock”), issued by the Company to Comstock Development Services, LC (“CDS”), a company wholly owned by Mr. Clemente.  The Company exchanged the preferred equity for 91.5% of CDS membership interest in the Comstock Growth Fund promissory note. Concurrently, the face amount of the CGF Note was reduced to $5.7 million as of the Effective Date. The loan bears interest at a fixed rate of 10% per annum. Interest payments will be made monthly in arrears. There is a principal curtailment requirement of 10% annually based on the average outstanding balance for the prior year. The Company had approximately $4.9 million and $11.3 million of outstanding borrowings and accrued interest under the Loan, net of discounts, as of December 31, 2018 and 2017, respectively. As of December 31, 2018 and 2017, the interest rate was 10.0% and 11.9% per annum, respectively. The maturity date for the CGF loan is April 16, 2019.  During the years ended December 31, 2018 and 2017, the Company made interest payments of $0.6 million and $1.6 million, respectively.  During the year ended December 31, 2018 the Company did not make principal payments to CGF. During the year ended December 31, 2017, the Company made principal payments to CGF of $1.5 million.

In order to fund the Loan, CGF obtained commitments and entered into subscription agreements with certain accredited investors (the “CGF Members”), pursuant to which the CGF Members purchased membership interests in CGF for an aggregate purchase price of $16.2 million (the “CGF Private Placement”). In connection with the CGF Private Placement, the Company issued warrants to purchase shares of our Class A common stock to CGF, which, pursuant to the terms of the governing documents of CGF, were distributed to the CGF Members other than CDS (as defined below). The warrants represent the right to purchase an aggregate amount of 76,244 shares of our Class A common stock, having an aggregate fair value of $432,500. Additionally, the CGF Members were entitled to receive a distribution of shares of our Class A common stock, purchased by such CGF Member (including to CGF Members that are affiliates or insiders). On May 12, 2015, the Company issued and distributed 226,857 shares of our Class A common stock to CGF. Following CGF’s acquisition of shares of our Class A common stock, CGF distributed the shares to the CGF Members.

The CGF Members included unrelated third-party investors along with certain related parties, who contributed the following amounts to CGF: $125,000 by Robert P. Pincus, director of the Company; $100,000 by A. Clayton Perfall, director of the Company; $300,000 by James A. MacCutcheon, director of the Company; $500,000 by Joseph M. Squeri, current officer and director of the Company; $350,000 by Tracy Schar, wife of the Chief Executive Officer of the Company; $150,000 by Thomas Squeri, brother of the former Chief Financial Officer of the Company; $250,000 by David M. Guernsey, director of the Company; $250,000 by Norman D. Chirite, director of the Company; and $250,000 by Stephen Squeri, brother of the former Chief Financial Officer of the Company. In addition, Comstock Development Services, LC (“CDS”), an entity wholly-owned by Mr. Clemente, contributed $10 million to CGF. The Company is the manager of CGF but does not own any membership interests in CGF.

On February 20, 2015, the Company entered into an acquisition and construction loan for $7,250,000 with Cardinal Bank in connection with its Stone Ridge project in Loudoun County, Virginia (the “Stone Ridge I Loan”). The Stone Ridge I Loan provides for a variable interest rate of Prime plus one half percent, with an interest rate floor of 4.5% per annum. The Stone Ridge I Loan is fully guaranteed by the Company, with a limited, step-down guaranty by Mr. Clemente who has provided a maximum guarantee of up to $2,650,000, which stepped down to $1,250,000 after the sale and settlement of 17 units. The Stone Ridge I Loan was paid in full and the guarantee has been released in connection with the completion of sales at the project in 2018.

On April 29, 2015, the Company entered into an acquisition and construction loan for $2,250,000 with United Bank in connection with its Estates at Leeland project in Stafford County, Virginia (the “Leeland Loan”). The Leeland Loan provides for a variable interest rate of LIBOR plus three and one half percent, with an interest rate floor of 4.25% per annum. The Leeland Loan is fully guaranteed by the Company, and on December 8, 2017, the lender also received a completion guaranty from Mr. Clemente for the full amount of the Leeland Loan.  The Leeland Loan was paid in full and the guarantee has been released as of May 31, 2018.

On December 29, 2015, Comstock Growth Fund II, L.C. (“CGF II”), an administrative entity managed by the Company, was created for the purpose of extending loans to the Company. CGF II entered into a subscription agreement with CDS pursuant to which CDS purchased membership interests in CGF II for an initial aggregate principal amount of $5,000,0000 (the “CGF II Private Placement”). Also on December 29, 2015, the Company entered into a revolving line of credit promissory note with CGF II whereby CGF II made a loan to the Company in the initial principal amount of $5,000,000 and a maximum amount available for borrowing of up to $10,000,000 with a two-year term, which may be extended an additional year. The interest rate is 10% per annum, and interest payments will be accrued and paid in kind monthly for the first year, and then paid current monthly in arrears beginning December 31, 2016. On December 29, 2017, the CGF II loan was extended one year to December 31, 2018. On May 23, 2018, the Company entered into a Note Exchange and Subscription Agreement (the “Note Exchange Agreement”) in which the CGF II note with an outstanding principal and accrued interest balance of $3,700,000 was exchanged for 738,390 shares of the Company’s Series C Non-Convertible Preferred Stock, par value $0.01 per share and a stated liquidation value of $5.00 per share (the “Series C Preferred Stock”), issued by the Company to CGF II. The CGF II note was cancelled in its entirety effective as of the date of the Note Exchange Agreement. As a result of the conversion of CGF & CGF II notes, the Company recognized a gain of $3.7 million, which was recorded in ‘Additional paid-in capital’ in the consolidated balance sheet and an income tax benefit of $500,000, which was recorded in the consolidated statement of operations for the three and nine months ended September 30, 2018. As of December 31, 2018, $3,600,000 was outstanding in principal and accrued interest under the CGF II loan.

On August 15, 2016, Comstock Investors X, L.C. (“Comstock X”) entered into a subscription agreement with an accredited investor (“Comstock X Class B Member”), pursuant to which the Comstock X Class B Member purchased membership interests in Comstock X for an initial amount of $5.0 million, which is part of an aggregate capital raise of $14.5 million (the “Comstock X Private Placement”). The Comstock X Class B Member is CDS. In October 2016, the Comstock X Class B Member purchased additional interests in the Comstock X Private Placement in an amount of $9,500,000 resulting in an aggregate subscription amount of $14,500,000. In connection with the Comstock X Private Placement, the Company issued a total of 150 warrants for the purchase of shares of the Company’s Class A common stock, having an aggregate fair value of $258,000. The Comstock X Member is entitled to a cumulative, preferred return of 6% per annum, compounded annually on the capital account balance. The Company has the right to repurchase the interest of the Comstock X Class B Member at any time, provided that (i) all of the Comstock X Class B Members’ interest is acquired, (ii) the purchase is made in cash and (iii) the purchase price equals the Comstock X Class B Members’ capital account plus accrued priority return. On October 13, 2017, the Operating Agreement for Comstock X was amended to increase the maximum capital raise to $19,500,000 that may be drawn as needed at the request of the Company. Additionally, in October 2017, Comstock X received proceeds of $5.0 million under the amended Operating Agreement to be used for the planned construction of the Company’s Totten Mews, Towns at 1333, Richmond Station, and Marwood East projects (collectively, the “Investor X Projects”). As part of this additional contribution, 50,000 warrants for the purchase of the Company’s Class A common stock, having an aggregate fair value of $258,000 were granted to the Comstock X Class B Member. Proceeds of the Comstock X Private Placement are being utilized (A) to provide capital needed to complete the Investor X Projects, (B) to reimburse the Company for prior expenditures incurred on behalf of the Investor X Projects, and (C) for general corporate purposes of the Company. During 2018 and 2017, the Company distributed $1.8 million and $1.0 million, respectively, to the Class B Members.

On September 27, 2016, Dresden, LLC, Comstock Emerald Farm, L.C., the Company, and Christopher Clemente, the Chief Executive Officer of the Company, entered into an acquisition and construction loan for the Company’s Emerald Farm and Woods at Spring Ridge project in Frederick, Maryland with Cardinal Bank for $4,625,250, at an interest rate of Prime, plus one half percent, with a rate of no less than 4.5% (the “Acquisition Loan”). The Acquisition Loan maturity is eighteen months, with a potential six (6) month extension if certain sales criteria are met. The Acquisition Loan is fully guaranteed by the Company and Mr. Clemente has provided a maximum guarantee of up to $2,000,000.  The Company entered into an amendment whereby the Acquisition Loan is now set to mature on March 15, 2020.

On February 15, 2017, the Company entered into a secured construction loan for $4.9 million with Eaglebank in connection with its Totten Mews townhome project in Washington, D.C. (the “Totten Loan”). The Totten Loan provides for a variable interest rate of LIBOR plus 3.5% per annum, with an interest rate floor of 4.75% per annum. The Totten Loan matures in February 2019. The Totten Loan is fully guaranteed by Mr. Clemente and Comstock Development Services, LC, an entity wholly owned by Christopher Clemente. In January 2018, the Totten Loan was paid in full and the guarantee has been released.

On March 22, 2017, the Company entered into a Share Exchange Agreement with the holders of the Company’s Series B Preferred Stock pursuant to which the Company exchanged 772,210 shares of the Company’s Series B Preferred Stock for 772,210 shares of the Company’s newly created Series C Non-Convertible Preferred Stock, par value $0.01 per share and a state value of $5.00 per share (the “Series C Preferred Stock”). The Series C Preferred Stock has a discretionary dividend feature, as opposed to the mandatory dividend feature in the Series B Preferred Stock. The Series B Preferred Stock, together with all accrued dividend earned through the conversion date, was retired upon re-acquisition.

On March 24, 2017, the Company entered into a share repurchase agreement with Investor Management, L.C., an entity owned by Gregory V. Benson, the former Chief Operating Officer of the Company, whereby the Company agreed to repurchase 193,052.50 shares of the Series C Preferred Stock held by Investor Management, L.C. for $88,619.33. The Series C Preferred Stock acquisition closed on April 4, 2017, and the Series C Preferred Stock was retired.

On March 24, 2017, Comstock Acquisitions II, L.C. (“Purchaser”), an entity wholly owned by certain officers, directors, and employees of the Company, entered into a share repurchase agreement with Mr. Benson and Clareth, LLC, an entity wholly owned by Mr. Benson (“Clareth”), pursuant to which it agreed to purchase 64,563 shares of the Company’s Class A common stock and 170,250 shares of the Company’s Class B common stock held by Clareth for $234,813. The Members of the Purchaser, together with their capital contributed, include: $54,605 by Joseph Squeri, director of the Company; $54,605 by James MacCutcheon, director of the Company; $25,000 by Christopher Conover, Chief Financial Officer of the Company; $24,998 by Jubal Thompson, General Counsel of the Company; $11,000 by Robert Pincus, director of the Company; $100,000 by David Guernsey, director of the Company and $54,605 by Stephen Trauner, an employee of the Company. The purchase transaction closed on April 4, 2017. Upon

Purchaser’s repurchase of the Company’s Class B common stock, pursuant to the Amended and Restated Certificate of Incorporation of the Company, the Class B common stock automatically converted to Class A common stock.

On March 31, 2017, the Company entered into an acquisition and construction loan for $3.0 million with Cardinal Bank in connection with its Solomons Choice project in Anne Arundel County, Maryland (the “Solomons Loan”). The Solomons Loan provides for a variable interest rate of Prime plus one half percent, with an interest rate floor of 4.5% per annum. The Solomons Loan is fully guaranteed by the Company, with a limited guaranty by Mr. Clemente who has provided a maximum guarantee of up to $1,000,000. The Solomons Loan was paid in full and the guarantee has been released in connection with the completion of sales at the project in 2018.

On July 17, 2017, the Company entered into an acquisition loan for $1,100,000 with Mainstreet Bank in connection with the purchase of the assets of an environmental services company known as JK Environmental, in Conshohocken, Pennsylvania (the “JK Loan”). The JK Loan provides for a flat interest rate of 6.5% per annum. The JK Loan is fully guaranteed by Christopher Clemente, the Chief Executive Officer. There has been no action taken in connection with the guarantee.

On August 16, 2017, the Company entered into a second acquisition and construction loan for $7,7300,000 with Firstrust Bank in connection with its Stone Ridge project in Loudoun County, Virginia (the “Stone Ridge II Loan”). The Stone Ridge II Loan provides for a variable interest rate of LIBOR plus four percent, with an interest rate floor of 4.50% per annum. The Stone Ridge II Loan is guaranteed by the Company and Mr. Clemente for the full amount of the Stone Ridge II Loan.  The Stone Ridge II Loan was paid in full and the guarantee has been released in connection with the completion of sales at the project in 2018.

On January 10, 2018, the Company entered into a second acquisition and construction loan for $9,822,000 with Firstrust Bank in connection with its Totten Mews project in Washington, DC (the “Totten II Loan”). The Totten II Loan provides for a variable interest rate of LIBOR plus three percent, with an interest rate floor of 4.25% per annum. The Totten II Loan is fully guaranteed by the Company, with a limited guaranty by Mr. Clemente who has provided a maximum guarantee of up to 50% of the principal amount of the Totten II Loan. There has been no action taken in connection with the guarantee

On March 30, 2018, CDS Asset Management, L.C. (“CAM”), an entity wholly owned by the Company, entered into a master asset management agreement (the “AMA”) with Comstock Development Services LC (“CDS”), an entity wholly owned by Christopher Clemente, the Chief Executive Officer of the Company. The effective date of this Agreement is January 2, 2018. Pursuant to the AMA, CDS has engaged CAM to manage and administer the CDS’ commercial real estate portfolio and the day to-day operations of CDS and each property-owning subsidiary of CDS. Pursuant to the terms of the AMA, CAM will provide investment advisory, development and asset management services necessary to build out, stabilize and manage certain assets.

Pursuant to the AMA, CDS will pay CAM an annual cost-plus fee (the “Annual Fee”) in an aggregate amount equal to the sum of (i) the employment expenses of personnel dedicated to providing services to the Comstock Real Estate Portfolio pursuant to the AMA, (ii) the costs and expenses of the Company related to maintaining the listing of its shares on a securities exchange and complying with regulatory and reporting obligations as a public company, and (iii) a fixed annual payment of $1,000,000. During the year ended December 31, 2018, the Company recorded revenue of $12.0 million which is included in ‘Revenue-asset management’ in the consolidated statement of operations set forth in our Annual Report on Form 10-K for the year ended December 31, 2018.

On December 14, 2018, Dresden, LLC entered into a construction loan for the remaining lots of the Company’s Woods at Spring Ridge project in Frederick, Maryland with John Marshall Bank for $2,700,000, at an interest rate of Prime, plus one half percent, with a rate of no less than 5.5% (the “Dresden Loan”). The Dresden Loan maturity is eighteen months, with a potential six (6) month extension if certain sales criteria are met. The Dresden Loan is fully guaranteed by Mr. Clemente.

Procedures for Approval of Related Person Transactions

Our policy for the review and approval of transactions between us and related persons is set forth in our Corporate Governance Guidelines. The independent directors will meet to review and approve or reject all related party transactions (as specified in Item 404 of Regulation S-K) and review and make recommendations to the full

Board regarding approval or rejection of any contracts or other transactions with current or former executive officers of the Company, including consulting arrangements, employment agreements, change-in-control agreements, severance agreements, termination agreements, and loans to employees made or guaranteed by the Company.

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders, Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on March 31, 2019, by (1) each director and named executive officer of the Company, (2) all directors and executive officers of the Company as a group, and (3) each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Class A common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2019, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Class A Common Stock (1)		Class B Common Stock		Beneficial Ownership of Class A and Class B Common Stock Combined
Name of Beneficial Owner	Number	Percent of Class	Number	Percent of Class	Economic (%)	Voting (%)(1)
Named Executive Officers and Directors
Christopher Clemente (2)	993,287	26.27%	220,250	100.00%	30.33%	60.65%
Jubal R. Thompson	167,639	4.43%	—	—	4.19%	2.37%
Joseph M. Squeri	160,005	4.23%	—	—	4.00%	2.26%
James A. MacCutcheon	141,191	3.73%	—	—	3.53%	1.99%

	Class A Common Stock (1)		Class B Common Stock		Beneficial Ownership of Class A and Class B Common Stock Combined
Name of Beneficial Owner	Number	Percent of Class	Number	Percent of Class	Economic (%)	Voting (%)(1)
Norman D. Chirite	87,859	2.32%	—	—	2.20%	1.24%
Socrates Verses (3)	86,627	2.29%	—	—	2.16%	1.22%
David M. Guernsey	79,432	2.10%	—	—	1.99%	1.12%
Robert Pincus (4)	55,303	1.46%	—	—	1.38%	*
Christopher Guthrie	—	—	—	—	—	*
All directors and executive officers as a group (9 persons)	1,771,343	46.84%	220,250	100.00%	49.77%	71.63%

*	Less than 1% of the outstanding shares of common stock
(1)

Does not include shares of our Class A common stock issuable upon conversion of our Class B common stock. Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of our Class B common stock is entitled to fifteen votes per share of Class B common stock and each holder of our Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be provided in our certificate of incorporation or as required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)

Includes the following held by Mr. Clemente’s wife, Tracy Schar: 43,841 shares of our Class A common stock including exercisable stock options to purchase 8,587 shares and warrants of 5,000 to purchase shares of our

Class A common stock. Includes 3,571 shares of Class A Common Stock subject to exercisable stock options held by Mr. Clemente.  9,904 shares of our Class A common stock and 195,250 shares of our Class B common stock are held by FR54, LLC, an entity that is owned by Mr. Clemente and his wife. 12,852 shares of our Class A common stock are held in various trusts for the benefit Mr. Clemente’s children. Mr. Clemente is the custodian for each trust. 124,465 shares of our Class A common stock are held by Stonehenge Funding, LC, an entity wholly owned by Mr. Clemente. 560,235 shares of our Class A common stock are held by Comstock Development Services, LC, an entity wholly owned by Mr. Clemente. (3)Includes 285 shares of Class A common stock, with respect to which Mr. Verses disclaims beneficial ownership. The shares are held in trust for the benefit of Mr. Verses’ children. Mr. Verses’ wife is the custodian of these trusts.

(4)	1,382 shares are held by RLR Investment Management, LLC, an entity that is owned by Mr. Pincus.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2018, regarding compensation plans under which the Company’s equity securities are authorized for issuance.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options and Rights (a)(2)	Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c))
Equity Compensation Plans Approved by Stockholders (1)	417,557	$3.42	138,375
Equity Compensation Plans Not Approved by Stockholders (3)	—	—	—
Total	417,557	$3.42	138,375

(1)	Includes the Company’s current Amended and Restated 2004 Long-Term Incentive Compensation Plan.
(2)	Includes shares issuable pursuant to the exercise of stock options, but does not include outstanding shares of restricted stock.
(3)	The Company does not have any equity compensation plans that have not been approved by the stockholders.

Compensation Committee Interlocks and Insider Participation

As noted above, during 2018, our Compensation Committee consisted of Messrs. Chirite, Guernsey and Verses. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors, and none are or formerly were officers of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2018, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except that Mr. Christopher Guthrie, who was appointed as Chief Financial Officer effective June 12, 2018, filed a late Form 3 on April 9, 2019.

Incorporated by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the section of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in this section shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Matters

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board may recommend.

Dated: April 30, 2019

COMSTOCK HOLDING COMPANIES, INC.

2019 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Comstock Holding Companies, Inc., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 30, 2019, and hereby appoints Jubal R. Thompson, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2019 Annual Meeting of Stockholders of Comstock Holding Companies, Inc. to be held on June 19, 2019, at 10:00 a.m., local time, at the second floor conference center at Reston Station, located at 1900 Reston Metro Plaza, 2nd floor, Reston, Virginia, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card. If you need directions to the meeting, please contact Judy Whitaker at (703) 883-1700.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

COMSTOCK HOLDING COMPANIES, INC.

June 19, 2019

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available at www.comstockcompanies.com/proxymaterial

Please sign, date and mail your proxy card in the

envelope provided as soon as possible.

FOR EACH OF THE MATTERS SET FORTH BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MATTER SUBMITTED.

1.	Election of directors

☐ FOR ALL NOMINEES	O Christopher Clemente
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O Joseph M. Squeri
☐ FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS :	To withhold authority to vote for any individual nominee(s), mark “ FOR ALL EXCEPT ” and fill in the box next to each nominee you wish to withhold, as shown here:

2.	Ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2019.	☐ For	☐ Against	☐ Abstain

3.	Approve on a non-binding, advisory basis the 2018 compensation of the Company’s named executive officers.	☐ For	☐ Against	☐ Abstain

4.	Approve on a non-binding, advisory basis the frequency of future advisory votes to approve the compensation of the Company’s named executive officers.	☐ One Year	☐ Two Years	☐ Three Years	☐ Abstain

☐	Please check this box if you plan to attend the annual meeting of stockholders despite submission of this Proxy.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, “FOR” THE ELECTION OF DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019, “FOR” THE ADVISORY VOTE TO APPROVE THE 2018 COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AND “ONE YEAR” FOR THE ADVISORY VOTE TO APPROVE FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: , 2019

Signature of Stockholder

Signature of Other Stockholder (if held jointly)

Title

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.